Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reported dated March 18, 2016 with respect to the consolidated balance sheet of IDI Holdings, LLC (formerly known as The Best One, Inc.) as of December 31, 2014 and the related consolidated statement of operations, statement of shareholders’ equity and cash flows for the period from September 22, 2014 (inception) through December 31, 2014. We consent to the incorporation by reference of said report in the Registration Statements of IDI, Inc. on Forms S-8 (File No. 333-206403, File No. 333-194952, File No. 333-188739 and File No. 333-177025) and Forms S-3 (File No. 333-206402 and File No. 333-205614).

/s/ RBSM LLP

New York, New York

March 18, 2016